Exhibit 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2017 FOURTH-QUARTER AND FULL-YEAR RESULTS
CHICAGO, January 18, 2018 - GATX Corporation (NYSE:GATX) today reported 2017 fourth quarter net income of $342.1 million or $8.83 per diluted share, compared to net income of $30.9 million or $0.77 per diluted share in the fourth quarter of 2016. The fourth-quarter 2017 and 2016 results include impacts from Tax Adjustments and Other Items; 2017 includes a net positive impact of $8.15 per diluted share, and 2016 includes a net negative impact of $0.37 per diluted share.
Net income for the full-year 2017 was $502.0 million or $12.75 per diluted share, compared to $257.1 million or $6.29 per diluted share in the prior year. The 2017 and 2016 full-year results include net benefits from Tax Adjustments and Other Items of $8.05 per diluted share and $0.52 per diluted share, respectively.
Details related to Tax Adjustments and Other Items are provided in the attached Supplemental Information. The 2017 fourth quarter and full year Tax Adjustments and Other Items each include an estimated one-time, non-cash net benefit associated with the recently enacted Tax Cuts and Jobs Act. The most significant component of this net benefit is a reduction in our net deferred tax liability resulting from a lower future U.S. corporate tax rate.
Brian A. Kenney, president and chief executive officer of GATX stated, “We outperformed our original expectations in 2017. Continued industry-wide railcar overcapacity negatively impacted lease renewal pricing at Rail North America, however outstanding performance by our commercial team enabled us to maintain higher than expected fleet utilization throughout the year. We also capitalized on continued strong North American secondary market demand by optimizing the fleet through railcar sales, generating significant remarketing income. Rail International maintained higher average fleet utilization than expected during the year, while American Steamship earned significantly higher segment profit in 2017 by carrying more tonnage and operating their fleet more efficiently. Lastly, within Portfolio Management, our Rolls-Royce Partners Finance affiliates produced another year of higher than expected financial results.
Mr. Kenney added, “We anticipate railcar overcapacity to continue in North America in 2018. However, certain industry data points suggest that the railcar leasing market is slowly improving. For example, throughout 2017, railcar loadings generally improved; and absolute railcar lease rates increased broadly, albeit off a very low base. Despite these positive signs, we expect that absent an unforeseen demand catalyst, Rail North America will earn lower segment profit in 2018, as market lease rates are expected to remain below average expiring rates for railcars renewing during the year. Rail International is expected to show higher profitability in 2018, primarily due to a stronger Euro. ASC is expected to produce higher segment profit in 2018 due to freight rate escalation and further fleet efficiencies. We anticipate that Portfolio Management will generate lower residual sharing income in 2018, however, this should be partially offset by another strong year at our Rolls-Royce Partners Finance affiliates.

“GATX has executed numerous strategic initiatives to enhance our competitive advantage and outperform in any market conditions. As a result, we currently expect 2018 earnings to be in the range of $4.55-$4.75 per diluted share, which would be excellent financial performance at this point in the industry cycle. This range incorporates an impact of approximately $0.20 per diluted share resulting from lower U.S. corporate tax rates effective in 2018.”
RAIL NORTH AMERICA
Rail North America reported segment profit of $61.2 million in the fourth quarter of 2017, compared to $48.5 million in the fourth quarter of 2016. Full-year 2017, Rail North America reported segment profit of $299.3 million, compared to $321.9 million in 2016. The decline in full-year 2017 segment profit was primarily the result of lower revenues. Segment profit in 2016 included an impairment loss of $29.8 million for certain railcars in flammable service. This impairment is included in Tax Adjustments and Other Items in the attached Supplemental Information.
At December 31, 2017, Rail North America’s wholly owned fleet was approximately 120,000 cars, including more than 16,000 boxcars. The following fleet statistics exclude the boxcar fleet.
Fleet utilization was 98.2% at the end of the fourth quarter, compared to 98.5% at the end of the prior quarter and 98.9% at 2016 year end. During the fourth quarter, the renewal lease rate change of the GATX Lease Price Index (“LPI”) was negative 32.4%. This compares to negative 27.0% in the prior quarter and negative 36.2% in the fourth quarter of 2016. The average lease renewal term for all cars included in the LPI during the fourth quarter was 36 months, compared to 35 months in the prior quarter and 29 months in the fourth quarter of 2016. The fourth-quarter renewal success rate was 74.8%, compared to 74.9% at the end of the prior quarter and 64.7% at 2016 year end.
For full-year 2017, the renewal lease rate change of the LPI was negative 28.2% and the average renewal term was 33 months, compared to negative 20.3% and 32 months in 2016. Renewal success rate for the year was 74.7% compared to 66.7% in 2016. Asset remarketing income for the year was $44.6 million and total investment volume was $460.9 million.
Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International’s segment profit was $18.7 million in the fourth quarter of 2017, compared to $14.1 million in the fourth quarter of 2016. Rail International reported full-year segment profit of $68.8 million in 2017, compared to $63.0 million in 2016. The fourth quarter and full-year 2017 segment profit increase was primarily driven by more railcars on lease at GATX Rail Europe (“GRE”) and lower maintenance costs.
At the end of 2017, GRE’s fleet consisted of approximately 23,000 cars and utilization was 96.8%, compared to 95.6% at the end of the third quarter and at 2016 year end.
Additional fleet statistics for GATX Rail Europe are provided on the last page of this press release.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported a segment profit of $6.1 million in the fourth quarter of 2017 compared to a segment loss of $2.8 million in the fourth quarter of 2016. Segment profit for full-year 2017 was $24.5 million, compared to $10.1 million in 2016. The increase in quarterly and full year segment profit is primarily attributable to more tonnage and increased operational efficiency. Additionally, in the fourth quarter of 2016, ASC reported $5.0 million of expense related to an increased accrual for pending litigation and costs associated with the scheduled return of a leased vessel.
ASC operated 12 vessels during the year and carried approximately 27.8 million net tons of cargo, compared to 11 vessels which carried 25.4 million net tons in 2016.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $9.0 million in the fourth quarter of 2017 compared to $17.7 million in the fourth quarter of 2016. The decrease in fourth quarter profit was due to lower contributions from the marine portfolio.
For full-year 2017, Portfolio Management reported segment profit of $56.3 million compared to $136.9 million in 2016. The 2016 results included $79.2 million related to residual sharing gains and a residual settlement fee. The settlement fee is included in Tax Adjustments and Other Items in the attached Supplemental Information.
TAX CUTS AND JOBS ACT
In the fourth quarter of 2017, GATX recorded a one-time non-cash net tax benefit of $315.9 million which represents the estimated impact of corporate income tax changes enacted by the Tax Cuts and Jobs Act (“Tax Act”) signed into law on December 22, 2017. The components of the net tax benefit are summarized as follows (in millions):

Re-measurement of Deferred Tax Liabilities Based Upon the U.S. Tax Rate Change	$371.4
Transition Tax on Foreign Earnings and Profits	(57.2)
Other (net)	1.7
Total Estimated Net Tax Benefit	$315.9
The ultimate impact of the Tax Act may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by GATX, additional guidance that may be issued by the U.S. Department of the Treasury and actions that GATX may take.

COMPANY DESCRIPTION
GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. As the largest global railcar lessor, GATX has been providing quality railcars and services to its customers for 120 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company’s website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss its 2017 fourth-quarter and full-year results. Call details are as follows:
Thursday, January 18th
11:00 A.M. Eastern Time
Domestic Dial-In: 1-888-740-6144
International Dial-In: 1-719-457-2655
Replay: 1-888-203-1112 or 1-719-457-0820/ Access Code: 9116999

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These statements include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
The following factors, in addition to those discussed in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2016 and subsequent reports on Form 10-Q, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•
exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our railcars
•
inability to maintain our assets on lease at satisfactory rates due to oversupply of railcars in the market or other changes in supply and demand
•
weak economic conditions and other factors that may decrease demand for our assets and services
•
decreased demand for portions of our railcar fleet due to adverse changes in the price of, or demand for, commodities that are shipped in our railcars
•
higher costs associated with increased railcar assignments following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives
•
events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure
•
financial and operational risks associated with long-term railcar purchase commitments
•
reduced opportunities to generate asset remarketing income
•
operational and financial risks related to our affiliate investments, including the Rolls-Royce & Partners Finance joint ventures (collectively the “RRPF affiliates”)
•
the impact of changes to the Internal Revenue Code as a result of the recently enacted Tax Cuts and Jobs Act, and uncertainty as to how this legislation will be interpreted and applied

•
fluctuation in foreign exchange rates
•
failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•
changes in railroad operations that could decrease demand for railcars, either due to increased railroad efficiency or decreased attractiveness of rail service relative to other modes
•
the impact of regulatory requirements applicable to tank cars carrying crude, ethanol, and other flammable liquids
•
asset impairment charges we may be required to recognize
•
deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•
competitive factors in our primary markets, including competitors with a significantly lower cost of capital than GATX
•
risks related to international operations and expansion into new geographic markets
•
changes in, or failure to comply with, laws, rules, and regulations
•
inability to obtain cost-effective insurance
•
environmental remediation costs
•
inadequate allowances to cover credit losses in our portfolio
•
inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer McManus
Director, Investor Relations
GATX Corporation
312-621-6409
jennifer.mcmanus@gatx.com

Investor, corporate, financial, historical financial, and news release information may be found at www.gatx.com.

(01/18/18)

--Tabular Follows--

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31

	2017	2016	2017	2016
Revenues
Lease revenue	$274.7	$279.6	$1,098.1	$1,127.1
Marine operating revenue	58.4	59.6	193.4	199.3
Other revenue	19.7	22.9	85.4	91.9
Total Revenues	352.8	362.1	1,376.9	1,418.3
Expenses
Maintenance expense	80.6	87.7	328.3	332.3
Marine operating expense	41.2	40.6	131.0	129.5
Depreciation expense	79.4	76.2	307.3	297.2
Operating lease expense	15.7	19.0	62.5	73.5
Other operating expense	8.5	10.1	34.4	43.8
Selling, general and administrative expense	52.7	46.9	181.5	174.7
Total Expenses	278.1	280.5	1,045.0	1,051.0
Other Income (Expense)
Net (loss) gain on asset dispositions	(2.2)	(24.8)	54.1	98.0
Interest expense, net	(41.1)	(38.2)	(160.5)	(148.1)
Other expense	(6.6)	(8.9)	(11.1)	(11.8)
Income before Income Taxes and Share of Affiliates’ Earnings	24.8	9.7	214.4	305.4
Income taxes	304.0	2.9	243.7	(95.7)
Share of affiliates’ earnings, net of taxes	13.3	18.3	43.9	47.4
Net Income	$342.1	$30.9	$502.0	$257.1

Share Data
Basic earnings per share	$8.98	$0.78	$12.95	$6.35
Average number of common shares	38.1	39.7	38.8	40.5
Diluted earnings per share	$8.83	$0.77	$12.75	$6.29
Average number of common shares and common share equivalents	38.7	40.2	39.4	40.9
Dividends declared per common share	$0.42	$0.40	$1.68	$1.60

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31	December 31
	2017	2016
Assets
Cash and Cash Equivalents	$296.5	$307.5
Restricted Cash	3.2	3.6
Receivables
Rent and other receivables	83.4	85.9
Finance leases	136.1	147.7
Less: allowance for losses	(6.4)	(6.1)
	213.1	227.5

Operating Assets and Facilities	9,045.4	8,446.4
Less: allowance for depreciation	(2,853.3)	(2,641.7)
	6,192.1	5,804.7

Investments in Affiliated Companies	441.0	387.0
Goodwill	85.6	78.0
Other Assets	190.9	297.1
Total Assets	$7,422.4	$7,105.4

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$154.3	$174.8
Debt
Commercial paper and borrowings under bank credit facilities	4.3	3.8
Recourse	4,371.7	4,253.2
Capital lease obligations	12.5	14.9
	4,388.5	4,271.9

Deferred Income Taxes	853.7	1,089.4
Other Liabilities	233.2	222.1
Total Liabilities	5,629.7	5,758.2
Total Shareholders’ Equity	1,792.7	1,347.2
Total Liabilities and Shareholders’ Equity	$7,422.4	$7,105.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2017
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$222.5	$50.5	$1.0	$0.7	$—	$274.7
Marine operating revenue	—	—	55.2	3.2	—	58.4
Other revenue	17.5	2.1	—	0.1	—	19.7
Total Revenues	240.0	52.6	56.2	4.0	—	352.8
Expenses
Maintenance expense	62.7	10.3	7.6	—	—	80.6
Marine operating expense	—	—	35.6	5.6	—	41.2
Depreciation expense	60.6	13.1	3.9	1.8	—	79.4
Operating lease expense	15.4	—	0.3	—	—	15.7
Other operating expense	7.0	1.2	—	0.3	—	8.5
Total Expenses	145.7	24.6	47.4	7.7	—	225.4
Other Income (Expense)
Net gain (loss) on asset dispositions	2.6	0.5	(1.9)	(3.4)	—	(2.2)
Interest (expense) income, net	(31.1)	(8.9)	(1.3)	(2.4)	2.6	(41.1)
Other (expense) income	(1.8)	(0.9)	0.5	—	(4.4)	(6.6)
Share of affiliates’ pre-tax (loss) income	(2.8)	—	—	18.5	—	15.7
Segment profit (loss)	$61.2	$18.7	$6.1	$9.0	$(1.8)	$93.2
Less:
Selling, general and administrative expense						52.7
Income taxes (includes $2.4 related to affiliates’ earnings)						(301.6)
Net income						$342.1
Selected Data:
Investment volume	$127.2	$16.2	$0.4	$—	$0.6	$144.4
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains (losses) on owned assets	$4.5	$—	$(1.8)	$—	$—	$2.7
Residual sharing income	0.1	—	—	0.3	—	0.4
Non-remarketing disposition gains (losses) (1)	0.7	0.8	(0.1)	—	—	1.4
Asset impairments	(2.7)	(0.3)	—	(3.7)	—	(6.7)
	$2.6	$0.5	$(1.9)	$(3.4)	$—	$(2.2)

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2016
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$232.1	$45.2	$1.1	$1.2	$—	$279.6
Marine operating revenue	—	—	47.7	11.9	—	59.6
Other revenue	19.9	2.2	—	0.8	—	22.9
Total Revenues	252.0	47.4	48.8	13.9	—	362.1
Expenses
Maintenance expense	70.3	11.1	6.3	—	—	87.7
Marine operating expense	—	—	32.7	7.9	—	40.6
Depreciation expense	58.8	11.3	4.3	1.8	—	76.2
Operating lease expense	17.0	—	2.0	—	—	19.0
Other operating expense	9.1	1.5	—	(0.5)	—	10.1
Total Expenses	155.2	23.9	45.3	9.2	—	233.6
Other Income (Expense)
Net loss on asset dispositions	(19.8)	(0.4)	—	(4.6)	—	(24.8)
Interest (expense) income, net	(28.9)	(7.8)	(1.2)	(2.2)	1.9	(38.2)
Other income (expense)	0.2	(1.2)	(5.1)	—	(2.8)	(8.9)
Share of affiliates’ pre-tax income	0.2	—	—	19.8	—	20.0
Segment profit (loss)	$48.5	$14.1	$(2.8)	$17.7	$(0.9)	$76.6
Less:
Selling, general and administrative expense						46.9
Income taxes (includes $1.7 related to affiliates’ earnings)						(1.2)
Net income						$30.9
Selected Data:
Investment volume	$128.9	$23.9	$—	$25.0	$0.3	$178.1
Net Loss on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$13.0	$—	$—	$—	$—	$13.0
Residual sharing income	0.1	—	—	0.3	—	0.4
Non-remarketing disposition (losses) gains (1)	(1.7)	0.2	—	—	—	(1.5)
Asset impairments	(31.2)	(0.6)	—	(4.9)	—	(36.7)
	$(19.8)	$(0.4)	$—	$(4.6)	$—	$(24.8)

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2017
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$899.9	$190.3	$4.1	$3.8	$—	$1,098.1
Marine operating revenue	—	—	168.4	25.0	—	193.4
Other revenue	77.5	6.8	—	1.1	—	85.4
Total Revenues	977.4	197.1	172.5	29.9	—	1,376.9
Expenses
Maintenance expense	265.0	41.1	22.2	—	—	328.3
Marine operating expense	—	—	106.2	24.8	—	131.0
Depreciation expense	239.4	48.9	12.0	7.0	—	307.3
Operating lease expense	60.7	—	1.8	—	—	62.5
Other operating expense	28.7	4.7	—	1.0	—	34.4
Total Expenses	593.8	94.7	142.2	32.8	—	863.5
Other Income (Expense)
Net gain (loss) on asset dispositions	45.2	3.1	(1.9)	7.7	—	54.1
Interest (expense) income, net	(121.2)	(33.4)	(5.2)	(9.2)	8.5	(160.5)
Other (expense) income	(5.9)	(3.2)	1.3	2.3	(5.6)	(11.1)
Share of affiliates’ pre-tax (loss) income	(2.4)	(0.1)	—	58.4	—	55.9
Segment profit	$299.3	$68.8	$24.5	$56.3	$2.9	$451.8
Less:
Selling, general and administrative expense						181.5
Income taxes (includes $12.0 related to affiliates’ earnings)						(231.7)
Net income						$502.0
Selected Data:
Investment volume	$460.9	$90.9	$14.0	$36.6	$1.0	$603.4
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains (losses) on owned assets	$44.0	$0.1	$(1.8)	$1.8	$—	$44.1
Residual sharing income	0.6	—	—	9.6	—	10.2
Non-remarketing disposition gains (losses) (1)	5.2	3.3	(0.1)	—	—	8.4
Asset impairments	(4.6)	(0.3)	—	(3.7)	—	(8.6)
	$45.2	$3.1	$(1.9)	$7.7	$—	$54.1

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2016
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$935.1	$182.0	$4.2	$5.8	$—	$1,127.1
Marine operating revenue	—	—	150.0	49.3	—	199.3
Other revenue	83.4	7.0	—	1.5	—	91.9
Total Revenues	1,018.5	189.0	154.2	56.6	—	1,418.3
Expenses
Maintenance expense	266.5	47.2	18.6	—	—	332.3
Marine operating expense	—	—	96.7	32.8	—	129.5
Depreciation expense	231.8	45.5	12.9	7.0	—	297.2
Operating lease expense	67.6	—	6.0	—	(0.1)	73.5
Other operating expense	34.1	5.3	—	4.4	—	43.8
Total Expenses	600.0	98.0	134.2	44.2	(0.1)	876.3
Other Income (Expense)
Net gain on asset dispositions	16.6	1.1	—	80.3	—	98.0
Interest (expense) income, net	(110.1)	(29.7)	(4.5)	(8.6)	4.8	(148.1)
Other (expense) income	(3.6)	0.8	(5.4)	—	(3.6)	(11.8)
Share of affiliates’ pre-tax income (loss)	0.5	(0.2)	—	52.8	—	53.1
Segment profit	$321.9	$63.0	$10.1	$136.9	$1.3	$533.2
Less:
Selling, general and administrative expense						174.7
Income taxes (includes $5.7 related to affiliates’ earnings)						101.4
Net income						$257.1
Selected Data:
Investment volume	$495.6	$87.1	$9.1	$25.0	$3.9	$620.7
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$45.5	$—	$—	$4.2	$—	$49.7
Residual sharing income	0.8	—	—	82.8	—	83.6
Non-remarketing disposition gains (1)	1.5	1.7	—	—	—	3.2
Asset impairments	(31.2)	(0.6)	—	(6.7)	—	(38.5)
	$16.6	$1.1	$—	$80.3	$—	$98.0

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)

Impact of Tax Adjustments and Other Items on Net Income*

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Net income (GAAP)	$342.1	$30.9	$502.0	$257.1
Adjustments attributable to consolidated pre-tax income:
Railcar impairment at Rail North America	—	29.8	—	29.8
Net loss (gain) on wholly owned Portfolio Management marine investments	—	4.9	(1.8)	2.5
Residual sharing settlement at Portfolio Management	—	—	—	(49.1)
Total adjustments attributable to consolidated pre-tax income	$—	$34.7	$(1.8)	$(16.8)
Income taxes thereon, based on applicable effective tax rate	$—	$(12.5)	$0.7	$7.2
Other income tax adjustments attributable to consolidated income:
Impact of the Tax Cuts and Jobs Act enacted in 2017 (1)	(315.9)	—	(315.9)	—
Foreign tax credit utilization	—	(7.1)	—	(7.1)
Total other income tax adjustments attributable to consolidated income	(315.9)	(7.1)	(315.9)	(7.1)
Adjustments attributable to affiliates' earnings, net of taxes:
Net gain on Portfolio Management marine affiliate	—	—	—	(0.6)
Income tax rate change	—	—	—	(3.9)
Total adjustments attributable to affiliates' earnings, net of taxes	$—	$—	$—	$(4.5)
Net income, excluding tax adjustments and other items (non-GAAP)	$26.2	$46.0	$185.0	$235.9
 _________
(1) Amounts shown represent the estimated impact of corporate income tax changes enacted by the Tax Cuts and Jobs Act (“Tax Act”), signed into law on December 22, 2017. The ultimate impact of the Tax Act may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by GATX, additional guidance that may be issued by the U.S. Department of the Treasury, and actions that GATX may take.

Impact of Tax Adjustments and Other Items on Diluted Earnings per Share *

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Diluted earnings per share (GAAP)	$8.83	$0.77	$12.75	$6.29
Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)	$0.68	$1.14	$4.70	$5.77

Impact of Tax Adjustments and Other Items on Return on Equity*

	Twelve Months Ended December 31
	2017	2016
Return on Equity (GAAP)	32.0%	19.6%
Return on Equity, excluding tax adjustments and other items (non-GAAP)	13.1%	18.0%

(*) In addition to financial results reported in accordance with GAAP, we provide certain non-GAAP financial information. Specifically, we exclude the effects of certain tax adjustments and other items for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017
Assets by Segment, as adjusted (non-GAAP)*
Rail North America	$5,216.5	$5,269.4	$5,304.3	$5,296.3	$5,334.0
Rail International	1,084.8	1,116.0	1,209.3	1,249.4	1,291.5
ASC	281.3	307.5	322.0	310.2	286.6
Portfolio Management	589.9	597.4	573.2	614.0	580.6
Other	80.9	72.2	63.9	60.6	65.7
Total Assets, excluding cash, as adjusted (non-GAAP)	$7,253.4	$7,362.5	$7,472.7	$7,530.5	$7,558.4
Debt, Net of Unrestricted Cash*
Unrestricted cash	$(307.5)	$(155.2)	$(284.3)	$(199.2)	$(296.5)
Commercial paper and bank credit facilities	3.8	3.0	15.7	15.7	4.3
Recourse debt	4,253.2	4,250.9	4,261.2	4,266.7	4,371.7
Capital lease obligations	14.9	13.5	13.1	12.8	12.5
Total debt, net of unrestricted cash (GAAP)	3,964.4	4,112.2	4,005.7	4,096.0	4,092.0
Off-balance sheet recourse debt	459.1	424.6	488.6	471.5	435.7
Total recourse debt, net of unrestricted cash, as adjusted (non-GAAP) (1)	$4,423.5	$4,536.8	$4,494.3	$4,567.5	$4,527.7
Shareholders’ Equity	$1,347.2	$1,385.2	$1,443.0	$1,470.2	$1,792.7
Recourse Leverage (2)	3.3	3.3	3.1	3.1	2.5	(3)
 _________

(1)	Includes on- and off-balance sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.

(2)	Calculated as total recourse debt / shareholder's equity.

(3)	Excluding the impact of the Tax Cuts and Jobs Act enacted in 2017, leverage would be 3.1.

Reconciliation of Total Assets, excluding cash (GAAP) to Total Assets, excluding cash, as adjusted (non-GAAP)
Total Assets	$7,105.4	$7,096.9	$7,272.1	$7,261.9	$7,422.4
Less: cash	(311.1)	(159.0)	(288.0)	(202.9)	(299.7)
Total Assets, excluding cash (GAAP)	6,794.3	6,937.9	6,984.1	7,059	7,122.7
Add off-balance sheet assets:
Rail North America	456.5	423.9	488.1	471.3	435.7
ASC	2.6	0.7	0.5	0.2	—
Total off-balance sheet assets	459.1	424.6	488.6	471.5	435.7
Total Assets, excluding cash, as adjusted (non-GAAP)	$7,253.4	$7,362.5	$7,472.7	$7,530.5	$7,558.4

(*) We include total on- and off-balance sheet assets because certain operating assets are accounted for as operating leases and are not recorded on the balance sheet. We include these leased-in assets in our calculation of total assets (as adjusted) because we believe it gives investors a more comprehensive representation of the magnitude of the assets we operate and that drive our financial performance. In addition, this calculation of total assets (as adjusted) provides consistency with other non-financial information we disclose. We also provide information regarding our leverage ratios, which are expressed as a ratio of debt (including off-balance sheet debt) to equity. The off-balance sheet debt amount in this calculation is the equivalent of the off-balance sheet asset amount. We believe reporting this corresponding off-balance sheet debt amount provides investors and other users of our financial statements with a more comprehensive representation of our debt obligations, leverage, and capital structure.

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	(36.2)%	(32.6)%	(21.4)%	(27.0)%	(32.4)%
Average renewal term (months)	29	29	32	35	36
Fleet Rollforward (2)
Beginning balance	104,874	104,522	103,672	104,007	103,692
Cars added	1,087	795	1,224	637	786
Cars scrapped	(579)	(806)	(640)	(854)	(600)
Cars sold	(860)	(839)	(249)	(98)	(148)
Ending balance	104,522	103,672	104,007	103,692	103,730
Utilization	98.9%	99.1%	98.8%	98.5%	98.2%
Average active railcars	103,702	102,976	102,760	102,555	102,078
Boxcar Fleet
Ending balance	17,706	17,415	17,138	16,555	16,398
Utilization	93.8%	92.9%	90.2%	92.4%	92.6%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	22,966	23,122	23,131	23,180	23,227
Cars added	287	207	288	179	197
Cars scrapped/sold	(131)	(198)	(239)	(132)	(258)
Ending balance	23,122	23,131	23,180	23,227	23,166
Utilization	95.6%	95.0%	95.7%	95.6%	96.8%
Average active railcars	22,002	22,012	22,024	22,215	22,290
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	76.0%	75.8%	76.6%	76.1%	77.9%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(8.2)%	5.7%	6.4%	3.8%	2.9%
Year-over-year Change in U.S. Carloadings (chemical) (4)	1.5%	(1.2)%	0.1%	0.2%	1.2%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	(21.4)%	(13.2)%	(14.1)%	(14.8)%	(12.2)%
Production Backlog at Railcar Manufacturers (5)	66,681	60,471	66,561	64,253	n/a (6)
American Steamship Company Statistics
Total Net Tons Carried (millions)	7.2	1.0	8.5	9.8	8.5
 _________
(1) GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures lease rate pricing on renewals for our North American railcar fleet, excluding boxcars. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published as of the date of this release.